Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO (248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR STOCKHOLDERS APPROVE PROPOSAL RELATED TO RECENT CAPITAL RAISE
TROY, Mich. (August 12, 2008) — Flagstar Bancorp, Inc. (NYSE:FBC) held a special meeting of stockholders today at the Company’s National Headquarters located at 5151 Corporate Drive, Troy, Michigan.
At the special meeting, stockholders approved the automatic conversion of the Company’s mandatory convertible non-cumulative perpetual preferred stock into the Company’s common stock. The preferred stock was issued as part of the Company's recent $100 million offering that it completed in May 2008. With stockholder approval, the 47,982 shares of convertible preferred stock outstanding are automatically converted into approximately 11,289,878 shares of common stock.
Flagstar Bancorp, with $14.6 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At June 30, 2008, Flagstar operated 170 banking centers in Michigan, Indiana and Georgia and 121 home loan centers in 26 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit www.flagstar.com.